Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-1) of The Fresh Market, Inc. for the registration of additional shares of its common stock, of our report dated March 22, 2011, with respect to the financial statements of The Fresh Market, Inc. for the years ended December 31, 2010 and 2009 and the one month period ended January 31, 2011 included in the Registration Statement No. 333-173005 on Form S-1 of The Fresh Market, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greensboro, North Carolina

April 27, 2011